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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Samsonite Corporation:

        We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report includes an explanatory paragraph stating that the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, effective February 1, 2006, and SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R), effective January 31, 2007.

KPMG LLP

        Denver, Colorado

        June 19, 2007

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Consent of Independent Registered Public Accounting Firm
KPMG LLP